UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2025

Windtree Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39290	94-3171943
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2600 Kelly Road, Suite 100, Warrington, Pennsylvania	18976
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 488-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	WINT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 8, 2025, the Board of Directors (the “Board”) of Windtree Therapeutics, Inc. (the “Company”) approved an increase in the number of directors on the Board to five and appointed Leanne Kelly as a director and member and chair of the Audit Committee, effective immediately. Ms. Kelly will serve until the next annual meeting of the Company’s stockholders and until her successor is elected and qualified, subject to her earlier death, resignation, disqualification or removal.

Ms. Kelly, age 47, currently serves as the Chief Financial Officer of GRI Bio, Inc., a biotechnology company advancing cell modulators for the treatment of inflammatory, fibrotic and autoimmune diseases and has served in this role since April 2023. She brings over 20 years of experience leading private and publicly traded companies across life science, technology and e-Commerce sectors with a foundation in public accounting. From May 2021 until Vallon Pharmaceuticals, Inc.’s merger with GRI Bio, Inc. in April 2023, she served as Chief Financial Officer of Vallon Pharmaceuticals, Inc. From 2016 to 2021, she served as Controller and Executive Director, Global Financial Reporting at OptiNose, Inc., a multi-million dollar revenue specialty pharmaceutical company. Over the course of her career, she has held Senior Vice President of Finance, Controller and Chief Financial Officer positions in private and public companies such as Flower Orthopedics, Iroko Pharmaceuticals, LLC and Genaera Corporation. Ms. Kelly began her career as an auditor with KPMG LLP. While serving in those roles, Ms. Kelly’s work included multi-million dollar financings, M&A diligence and support. She also has experience in financial oversight, internal and external financial reporting, forecasting and financial analysis, as well as investor and public relations. Ms. Kelly received her B.Sc. in Business Economics with a concentration in Accounting from Lehigh University and is a licensed CPA (inactive status) in the state of Pennsylvania.

There are no arrangements or understandings between Ms. Kelly and any other persons pursuant to which Ms. Kelly was selected as a director of the Company. The Company is not aware of any relationships or transactions in which Ms. Kelly has or will have an interest, or was or is a party, requiring disclosure under Item 404(a) of Regulation S-K. No material plan, contract or arrangement (written or otherwise) to which Ms. Kelly is a party or a participant was entered into or materially amended in connection with him joining the Board, and Ms. Kelly did not receive any grant or award or any modification thereto, under any such plan, contract or arrangement in connection with such event, other than the normal cash fees payable to the Company's directors.

Item 8.01 Other Events

On December 4, 2024, the Company received a notification letter from the Nasdaq Listing Qualification Department stating that the Company was no longer in compliance with Nasdaq’s independent director and auditor committee requirements as set forth in Listing Rule 5605. The Company expects that Ms. Kelly’s appointment as an independent director and a member of the Audit Committee will resolve the Nasdaq deficiency.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document

99.1	Press Release of Windtree Therapeutics, Inc., dated January 13, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Windtree Therapeutics, Inc.
By:	/s/ Jed Latkin
Name:	Jed Latkin
Title:	President and Chief Executive Officer

Date: January 13, 2025